Exhibit 99.1

For Immediate Release: July 26, 2012

Bridge Capital Holdings Reports Financial Results

For the Second Quarter and Six Months Ended

June 30, 2012

Conference Call and Webcast Scheduled for Thursday, July 26, 2012 at

5:00 p.m. Eastern Time

San Jose, CA – July 26, 2012 – Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, announced today its financial results for the second quarter and six months ended June 30, 2012.

The Company reported net income of $3.3 million for the three months ended June 30, 2012, representing an increase of $601,000, or 22%, from $2.7 million in the quarter ended March 31, 2012 and an increase of $1.5 million, or 85%, compared to net income of $1.8 million for the same period one year ago.

For the quarter ended June 30, 2012, the Company reported earnings per diluted share of $0.22, which compares with $0.18 for the quarter ended March 31, 2012. This also compares with earnings per diluted share of $0.12 for the quarter ended June 30, 2011.

The Company reported net income of $6.0 million for the six months ended June 30, 2012 representing an increase of $2.7 million, compared to net income of $3.3 million for the same period one year ago. For the six months ended June 30, 2012, the Company reported earnings per diluted share of $0.40 compared to $0.22 for the six months ended June 30, 2011, which included preferred dividend payments of $200,000. The Company retired the preferred stock issued under TARP in March of 2011 and, as a result, no longer has any preferred dividend payments.

For the quarter ended June 30, 2012, the Company’s return on average assets and return on average equity were 1.14% and 9.81%, respectively, and compared to 0.94% and 8.21%, respectively, for the quarter ended March 31, 2012 and 0.73% and 5.82%, respectively, for the same period in 2011. For the six months ended June 30, 2012, the Company’s return on average assets and return on average equity were 1.04% and 9.02%, respectively, and compared to 0.67% and 5.23%, respectively, for the same period in 2011.

“We executed well during the second quarter, which resulted in the highest level of quarterly net income in the history of the Company,” said Daniel P. Myers, President and Chief Executive Officer of Bridge Bank, N.A. and Bridge Capital Holdings. “Our strong results were driven by continued loan growth, low credit costs, and tight expense control. The growth in our loan portfolio is primarily coming from the addition of new emerging growth and middle-market clients that value the unique combination of industry expertise and highly tailored financial solutions that we provide. We continue to see good growth opportunities across all of our markets, and we are making prudent investments in both business development and risk management personnel that we believe will contribute to the further disciplined growth of our franchise.”

Second Quarter Highlights

Second quarter results, compared to first quarter 2012 (unless otherwise noted), reflected strong performance across all areas of the Company’s business and included the following:

•	Net income of $3.3 million, or $0.22 earnings per diluted share, represented the highest level of quarterly profitability since the inception of the Company.

•	Loan growth continued to be strong and broad-based with average gross loans reaching $817.8 million for the quarter ended June 30, 2012, representing an increase of $39.9 million, or 5%, compared to average gross loans of $777.9 million for the quarter ended March 31, 2012. Period-end loan balances increased $33.4 million, or 4%, to $850.4 million, compared to $817.0 million at March 31, 2012.

•	Credit quality overall remained solid with the allowance for credit losses representing 2.30% of total gross loans and 212.15% of nonperforming loans at June 30, 2012, compared to 2.36% of total gross loans and 217.12% of nonperforming loans at March 31, 2012. The provision for credit losses of $500,000 for the second quarter of 2012 primarily related to the growth in period-end loan balances. Net charge-offs were $263,000 for the quarter ended June 30, 2012 compared to $1.0 million for the quarter ended March 31, 2012.

•	Nonperforming assets declined by $705,000 to $12.3 million, or 1.06% of total assets, primarily through successful sales efforts on “other real estate owned.”

•	Total revenue of $17.5 million for the second quarter of 2012 represented an increase of $125,000, or 1%, from the prior quarter. Net interest income of $14.5 million for the second quarter of 2012 compared to $14.8 million for the first quarter of 2012. Non-interest income of $3.0 million for the second quarter of 2012 compared to $2.5 million for the first quarter of 2012.

•	Net interest margin declined to 5.28% for the quarter ended June 30, 2012 compared to 5.43% for the first quarter of 2012.

•	Total assets remained steady at $1.17 billion at June 30, 2012, with loans continuing to comprise 74% of the average earning asset mix, consistent with the prior quarter. Total deposits of $985.6 million at June 30, 2012 compared to $996.7 million at March 31, 2012.

•	Capital ratios remained strong and continued to support the Company’s growth. Total Risk-Based Capital Ratio was 15.80%, Tier I Capital Ratio was 14.54%, and Tier I Leverage Ratio was 13.16% at June 30, 2012.

Net Interest Income and Margin

Net interest income of $14.5 million for the quarter ended June 30, 2012 represented a decrease of $305,000, or 2%, compared to $14.8 million for the quarter ended March 31, 2012 and an increase of $2.8 million, or 24%, compared to $11.7 million for the quarter ended June 30, 2011. The increase in net interest income from the same period in prior year was primarily attributable to an increase in average earning assets as a result of loan growth, combined with a decrease in average nonperforming loans. Average earning assets of $1.11 billion for the quarter ended June 30, 2012 increased $8.3 million, or 1%, compared to $1.10 billion for the quarter ended March 31, 2012 and increased $176.7 million, or 19%, compared to $930.2 million for the same quarter in 2011.

For the six months ended June 30, 2012, net interest income of $29.4 million represented an increase of $6.6 million, or 29%, from $22.8 million for the six months ended June 30, 2011 and was primarily attributed to an increase in average earning assets combined with a decrease in average nonperforming loans and a lower cost of funds. Average earning assets of $1.10 billion for the six months ended June 30, 2012 increased $156.2 million, or 17%, compared to $946.7 million for the same period one year ago.

The Company’s net interest margin for the quarter ended June 30, 2012 was 5.28%, compared to 5.43% for the quarter ended March 31, 2012, and 5.07% for the same period one year earlier. The decline in net interest margin compared to the first quarter of 2012 was a result of approximately $805,000 in nonrecurring fees recognized during the first quarter, offset in part by increased balance sheet leverage. The increase in net interest margin compared to the same quarter in the prior year was primarily due to increased balance sheet leverage, a more favorable mix in average earning assets, and increased recurring loan fees related to overall growth of the loan portfolio. The Company’s loan-to-deposit ratio, a measure of leverage, averaged 85.0% during the three months ended June 30, 2012, which represented an increase compared to an average of 79.4% for the quarter ended March 31, 2012 and 75.8% for the same period of 2011. The negative impact on the net interest margin from decreased loan fees for the three months ended June 30, 2012 compared to the first quarter of 2012 was 26 basis points and the positive impact of increased loan fees from the same period one year ago was 2 basis points.

The Company’s net interest margin for the six months ended June 30, 2012 was 5.36%, compared to 4.86% for the same period one year earlier. The increase in net interest margin from prior year was primarily due to increased balance sheet leverage, a more favorable mix in average earning assets, and increased recurring loan fees related to overall growth of the loan portfolio. The positive impact on the net interest margin from increased loan fees for the six months ended June 30, 2012 compared to the same period one year ago was 17 basis points. The negative impact of reversed or foregone interest due to nonperforming assets was 8 basis points in the six months ended June 30, 2012 compared to 14 basis points for the same period one year earlier.

“Excluding the impact of loan fees, the yield on newly originated loans is comparable to the yield on our existing portfolio,” said Thomas A. Sa, Executive Vice President and Chief Financial Officer of Bridge Capital Holdings. “The stability in our loan yields has continued to support net interest margin despite the low interest rate environment.”

Non-Interest Income

The Company’s non-interest income for the quarters ended June 30, 2012, March 31, 2012, and June 30, 2011 was $3.0 million, $2.5 million, and $1.5 million, respectively.

Service charges on deposit accounts and international fee income remained consistent during the second quarter of 2012 compared to the first quarter of 2012, but increased compared to the same period one year ago as a result of the overall growth of the Company. Service charges on deposit accounts were $834,000, $805,000, and $720,000 for the quarters ended June 30, 2012, March 31, 2012, and June 30, 2011, respectively. International fee income was $659,000, $717,000, and $530,000 for the quarters ended June 30, 2012, March 31, 2012, and June 30, 2011, respectively. During the second quarter of 2012, the Company recognized a gain from the sale of securities of $4,000 compared to a gain of $319,000 in the first quarter of 2012, and a loss of $62,000 for the same period in 2011. During the second quarter of 2012, the Company recognized a gain from the sale of SBA loans of $358,000 compared to $276,000 for first quarter of 2012. The Company did not sell any SBA loans in the second quarter of 2011. The Company received warrant related income of $675,000 for the second quarter of 2012 compared to $23,000 for the first quarter of 2012. The Company did not recognize warrant income during the second quarter of 2011.

Non-interest income for the six months ending June 30, 2012 and 2011 was $5.5 million and $4.1 million, respectively. Non-interest income for the six months ending June 30, 2011 included $187,000 in warrant income and a $641,000 gain on the sale of SBA loans, which were recognized in the first quarter of 2011.

Net interest income and non-interest income comprised total revenue of $17.5 million for the three months ended June 30, 2012, compared to $17.4 million for the three months ended March 31, 2012 and $13.3 million for the same period one year earlier. For the six months ended June 30, 2012, total revenue of $34.9 million represented an increase of $8.0 million, or 30%, from $26.9 million for the six months ended June 30, 2011.

Non-Interest Expense

Non-interest expense was $11.4 million for the quarter ended June 30, 2012, compared to $11.1 million and $10.2 million for the quarters ended March 31, 2012 and June 30, 2011, respectively. Non-interest expense for the six months ended June 30, 2012 was $22.4 million compared to $20.4 million for the same period one year ago. Overall, trends in non-interest expenses continue to reflect a lower level of expenses related to problem asset valuation and resolution and higher expenses related to supporting growth and investments in new initiatives.

Salary and benefits expense for the quarter ended June 30, 2012 was $7.4 million, compared to $7.0 million and $5.9 million for the quarters ended March 31, 2012 and June 30, 2011, respectively. Salary and benefits expense for the six months ended June 30, 2012 was $14.4 million compared to $11.3 million for the same period one year ago. The increase in salary and benefits expense compared to the same periods in prior year primarily related to an increase in headcount to support growth and new initiatives and also included additional accruals for incentive compensation due to strong performance related to business development. During the second quarter of 2012, the Company also recorded additional compensation of approximately $150,000 related to the collection of the warrant success fee discussed above. As of June 30, 2012, the Company employed 200 full-time equivalents (FTE) compared to 200 FTE at March 31, 2012 and 172 FTE at June 30, 2011.

“Other real estate owned” and loan-related charges were $233,000 for the quarter ended June 30, 2012, compared to $190,000 and $395,000 for the quarters ended March 31, 2012 and June 30, 2011, respectively. “Other real estate owned” and loan-related charges were $423,000 for the six months ended June 30, 2012 compared to $981,000 for the same period one year ago. The decrease in “other real estate owned” and loan related charges was primarily attributed to a decline in nonperforming assets.

Regulatory assessments related to participation in the Transaction Guarantee Program as well as FDIC insurance pertaining to deposit balances, totaled $176,000 for the quarter ended June 30, 2012, compared to $248,000 for the quarter ended March 31, 2012 and $547,000 for the same period one year ago. Regulatory assessments for the six months ended June 30, 2012 were $425,000 compared to $1.4 million for the same period one year ago.

The Company’s efficiency ratio, the ratio of non-interest expense to revenues, was 64.85%, 63.70%, and 76.86% for the quarters ended June 30, 2012, March 31, 2012, and June 30, 2011, respectively. The efficiency ratio was 64.28% for the six months ended June 30, 2012 compared to 76.05% for the same period one year earlier.

Balance Sheet

Bridge Capital Holdings reported total assets at June 30, 2012 of $1.17 billion, compared to $1.16 billion at March 31, 2012 and $1.03 billion on the same date one year ago. The increase in total assets of $131.2 million, or 13%, from June 30, 2011 was primarily driven by an increase in core deposit production during 2011 which was primarily used to fund loan growth and increase the investment securities portfolio.

The Company reported total gross loans outstanding at June 30, 2012 of $850.4 million, which represented an increase of $33.4 million, or 4%, over $817.0 million at March 31, 2012 and an increase of $197.2 million, or 30%, over $653.2 million at June 30, 2011. The increase in total gross loans from March 31, 2012 and June 30, 2011 was broad-based throughout the portfolio, with the most significant growth reflected in the commercial lending and factoring and asset-based lending portfolios.

The Company’s total deposits were $985.6 million as of June 30, 2012, which represented a decrease of $11.0 million, or 1%, compared to $996.6 million at March 31, 2012 and an increase of $105.9 million, or 12%, compared to $879.7 million at June 30, 2011. The decrease in deposits from March 31, 2012 was the result of planned outflow in one segment of the portfolio, in which deposits had accumulated just prior to December 31, 2011, as clients deployed the funds in their normal course of business. The increase in deposits from June 30, 2011 was primarily attributable to continued growth in noninterest-bearing demand deposits.

Demand deposits represented 66.1% of total deposits at June 30, 2012, compared to 64.7% at March 31, 2012 and 59.4% for the same period one year ago. Core deposits represented 95.9% of total deposits at June 30, 2012, compared to 96.8% at March 31, 2012 and 96.2% at June 30, 2011.

Credit Quality

Nonperforming assets decreased to $12.3 million, or 1.06% of total assets, as of June 30, 2012, compared to $13.0 million, or 1.12% of total assets, as of March 31, 2012 and $22.3 million, or 2.16% of total assets, at June 30, 2011. The decrease in nonperforming assets in the second quarter of 2012 was primarily due to successful sales efforts on “other real estate owned” (OREO). The nonperforming assets at June 30, 2012 consisted of loans on nonaccrual or 90 days or more past due totaling $9.2 million, and OREO valued at $3.1 million.

Nonperforming loans at June 30, 2012 were comprised of loans with legal contractual balances totaling approximately $13.9 million reduced by $1.3 million received in non-accrual interest and impairment charges of $3.4 million which have been charged against the allowance for credit losses.

Nonperforming loans increased to $9.2 million, or 1.08% of total gross loans, as of June 30, 2012, compared to $8.9 million, or 1.09% of total gross loans, as of March 31, 2012 and decreased from $12.6 million, or 1.93% of total gross loans, at June 30, 2011.

The carrying value of OREO was $3.1 million as of June 30, 2012, compared to $4.2 million as of March 31, 2012 and $9.7 million as of June 30, 2011.

The Company charged-off $553,000 in loan balances during the three months ended June 30, 2012, compared to $1.0 million charged-off during the three months ended March 31, 2012 and $380,000 charged-off during the three months ended June 30, 2011. During the six months ended June 30, 2012, the Company charged-off balances totaling $1.6 million which compared to $2.1 million charged-off during the same period of 2011. Approximately $750,000 of the charge-offs in the first quarter of 2012 were related to one loan in the factoring portfolio.

During the three months ended June 30, 2012, the Company recognized $290,000 in loan recoveries compared to $24,000 and $2.1 million, respectively, in loan recoveries for the three months ended March 31, 2012 and June 30, 2011. During the six months ended June 30, 2012, the Company recognized $314,000 in loan recoveries which compared to $2.7 million in loan recoveries for the same period one year ago. The loan recoveries during the second quarter of 2011 were a result of payments received on two real estate loans that were funded prior to the economic downturn.

The allowance for loan losses was $19.5 million, or 2.30% of total loans, at June 30, 2012, compared to $19.3 million, or 2.36% of total loans, at March 31, 2012 and $16.9 million, or 2.58% of total loans, at June 30, 2011. The provision for credit losses for the second quarter of 2012 was $500,000 compared to $1.8 million for the first quarter of 2012. There was no provision for credit losses for the second quarter of 2011. The provision for credit losses for the six months ending June 30, 2012 and June 30, 2011 was $2.3 million and $750,000, respectively. The provision for credit losses for the second quarter of 2012 was primarily due to the growth of the loan portfolio.

Capital Adequacy

The Company’s capital ratios at June 30, 2012 substantially exceed the regulatory definition for being “well capitalized” with a Total Risk-Based Capital Ratio of 15.80%, a Tier I Risk-Based Capital Ratio of 14.54%, and a Tier I Leverage Ratio of 13.16%. Additionally, the Company’s tangible common equity ratio at June 30, 2012 was 11.77% and book value per common share was $8.99, representing an increase of $0.17, or 3%, from $8.72 at March 31, 2012 and an increase of $0.80, or 10%, from $8.19 at June 30, 2011.

Conference Call and Webcast

Management will host a conference call today at 5:00 p.m. Eastern time/2:00 p.m. Pacific time to discuss the Company’s financial results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 877.941.1467 from the United States, or 480.629.9869 from outside the United States and referencing conference ID 4553733. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.bridgebank.com.

A telephone replay will be available through August 9, 2012, by dialing 800.406.7325 from the United States, or 303.590.3030 from outside the United States, and entering conference ID 4553733.  A webcast replay will be available for 90 days.

About Bridge Capital Holdings

Bridge Capital Holdings is the holding company for Bridge Bank, National Association. Bridge Capital Holdings was formed on October 1, 2004 and holds a Global Select listing on The NASDAQ Stock Market under the trading symbol BBNK. For additional information, visit the Bridge Capital Holdings website at http://www.bridgecapitalholdings.com

About Bridge Bank, N.A.

Bridge Bank, N.A. is Silicon Valley’s full-service professional business bank. The Bank is dedicated to meeting the financial needs of small, middle market, and emerging technology businesses. Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. For additional information, visit the Bridge Bank website at http://www.bridgebank.com.

Contacts

Daniel P. Myers	Thomas A. Sa
President	Executive Vice President
Chief Executive Officer	Chief Financial Officer and Chief Strategy Officer
408.556.6510	408.556.8308
dan.myers@bridgebank.com	tom.sa@bridgebank.com

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbors created by that Act. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on currently available information, expectations, assumptions, projections, and management’s judgment about the Company, the banking industry and general economic conditions. These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this press release.  Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic, real estate and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; new litigation or changes in existing litigation; future credit loss experience; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; and the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control.

The reader should refer to the more complete discussion of such risks in Bridge Capital Holdings’ annual reports on Forms 10-K and quarterly reports on Forms 10-Q on file with the Securities and Exchange Commission. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

-Financial Tables Follow-

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in Thousands)

	Three months ended			Six months ended
	06/30/12	03/31/12	06/30/11	06/30/12	06/30/11

INTEREST INCOME
Loans	$13,365	$13,569	$11,132	$26,934	$21,948
Federal funds sold	31	47	56	78	138
Investment securities	1,694	1,709	1,104	3,403	1,906
Other	-	-	9	-	19
Total interest income	15,090	15,325	12,301	30,415	24,011

INTEREST EXPENSE
Deposits	232	233	262	465	568
Other	317	246	273	563	619
Total interest expense	549	479	535	1,028	1,187

Net interest income	14,541	14,846	11,766	29,387	22,824
Provision for credit losses	500	1,750	-	2,250	750
Net interest income after provision for credit losses	14,041	13,096	11,766	27,137	22,074

NON-INTEREST INCOME
Service charges on deposit accounts	834	805	720	1,639	1,395
International Fee Income	659	717	530	1,376	1,076
Other non-interest income	1,479	1,020	261	2,500	1,586
Total non-interest income	2,972	2,542	1,511	5,515	4,057

OPERATING EXPENSES
Salaries and benefits	7,390	7,039	5,927	14,429	11,305
Premises and fixed assets	987	936	924	1,923	1,896
Other	2,981	3,102	3,354	6,084	7,241
Total operating expenses	11,358	11,077	10,205	22,436	20,442

Income before income taxes	5,655	4,561	3,072	10,216	5,689
Income tax expense	2,346	1,854	1,286	4,200	2,333

NET INCOME	$3,309	$2,707	$1,786	$6,016	$3,356

Preferred dividends	-	-	-	-	200
Net income available to common shareholders	$3,309	$2,707	$1,786	$6,016	$3,156

EARNINGS PER SHARE
Basic earnings per share	$0.23	$0.19	$0.13	$0.42	$0.22
Diluted earnings per share	$0.22	$0.18	$0.12	$0.40	$0.22
Average common shares outstanding	14,383,214	14,363,541	14,263,583	14,373,377	14,177,061
Average common and equivalent shares outstanding	14,935,752	14,798,723	14,652,766	14,861,575	14,563,274

PERFORMANCE MEASURES
Return on average assets	1.14%	0.94%	0.73%	1.04%	0.67%
Return on average equity	9.81%	8.21%	5.82%	9.02%	5.23%
Efficiency ratio	64.85%	63.70%	76.86%	64.28%	76.05%

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	06/30/12	03/31/12	12/31/11	09/30/11	06/30/11

ASSETS
Cash and due from banks	$16,877	$21,663	$17,135	$18,836	$28,299
Federal funds sold	39,420	48,700	106,690	85,075	110,330
Interest-bearing deposits	335	335	335	335	335
Investment securities	224,967	238,556	240,268	232,758	207,275
Loans:
Commercial	382,471	362,556	330,348	295,916	265,621
SBA	83,718	82,459	73,336	76,430	69,396
Real estate construction	46,341	51,986	47,213	40,897	38,615
Land and land development	5,327	6,109	6,772	6,046	5,808
Real estate other	153,919	154,697	157,446	141,539	137,199
Factoring and asset-based lending	173,996	154,895	142,482	153,230	132,182
Other	4,614	4,284	4,431	5,727	4,415
Loans, gross	850,386	816,986	762,028	719,785	653,236
Unearned fee income	(2,605)	(2,622)	(2,792)	(2,448)	(1,573)
Allowance for credit losses	(19,541)	(19,304)	(18,540)	(18,292)	(16,872)
Loans, net	828,240	795,060	740,696	699,045	634,791
Premises and equipment, net	2,205	2,302	2,337	2,184	2,223
Accrued interest receivable	3,452	3,534	3,291	3,317	3,313
Other assets	49,713	50,672	50,281	52,433	47,399
Total assets	$1,165,209	$1,160,822	$1,161,033	$1,093,983	$1,033,965

LIABILITIES
Deposits:
Demand noninterest-bearing	$645,884	$640,235	$660,036	$538,987	$515,622
Demand interest-bearing	5,264	4,232	4,272	4,325	6,505
Money market and savings	294,389	320,489	298,145	359,634	324,079
Time	40,017	31,647	36,222	33,046	33,467
Total deposits	985,554	996,603	998,675	935,992	879,673

Junior subordinated debt securities	17,527	17,527	17,527	17,527	17,527
Other borrowings	10,000	-	-	-	-
Accrued interest payable	11	10	9	27	41
Other liabilities	15,007	13,560	15,309	14,392	13,092
Total liabilities	1,028,099	1,027,700	1,031,520	967,938	910,333

SHAREHOLDERS' EQUITY
Common stock	107,661	107,184	106,673	105,918	105,239
Retained earnings	29,447	26,138	23,431	21,143	18,939
Accumulated other comprehensive income (loss)	2	(200)	(591)	(1,016)	(546)
Total shareholders' equity	137,110	133,122	129,513	126,045	123,632
Total liabilities and shareholders' equity	$1,165,209	$1,160,822	$1,161,033	$1,093,983	$1,033,965

CAPITAL ADEQUACY
Tier I leverage ratio	13.16%	12.86%	13.36%	13.39%	14.30%
Tier I risk-based capital ratio	14.54%	14.38%	14.80%	15.29%	16.64%
Total risk-based capital ratio	15.80%	15.63%	16.06%	16.55%	17.89%
Total equity/ total assets	11.77%	11.47%	11.15%	11.52%	11.96%
Book value per common share	$8.99	$8.72	$8.55	$8.33	$8.19

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Three months ended June 30,
	2012			2011
		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$817,834	6.57%	$13,365	$628,159	7.11%	$11,132
Federal funds sold	52,761	0.24%	31	95,968	0.23%	56
Investment securities	236,052	2.89%	1,694	204,641	2.16%	1,104
Other	319	0.00%	-	1,479	2.44%	9
Total interest earning assets	1,106,966	5.48%	15,090	930,247	5.30%	12,301

Noninterest-earning assets:
Cash and due from banks	21,359			20,919
All other assets (3)	34,147			35,759
TOTAL	$1,162,472			$986,925

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$5,652	0.00%	$-	$6,841	0.06%	$1
Money market and savings	284,297	0.29%	205	300,558	0.27%	205
Time	31,006	0.35%	27	35,819	0.63%	56
Other	51,043	2.50%	317	21,483	5.10%	273
Total interest-bearing liabilities	371,998	0.59%	549	364,701	0.59%	535

Noninterest-bearing liabilities:
Demand deposits	640,902			485,281
Accrued expenses and other liabilities	13,895			13,815
Shareholders' equity	135,677			123,128
TOTAL	$1,162,472			$986,925

Net interest income and margin		5.28%	$14,541		5.07%	$11,766

(1)	Loan fee amortization of $1.7 million and $1.6 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $19.3 million and $16.8 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Six months ended June 30,
	2012			2011
		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$797,889	6.79%	$26,934	$627,740	7.05%	$21,948
Federal funds sold	67,018	0.23%	78	119,286	0.23%	138
Investment securities	237,587	2.88%	3,403	197,971	1.94%	1,906
Other	326	0.00%	-	1,672	2.29%	19
Total interest earning assets	1,102,820	5.55%	30,415	946,669	5.11%	24,011

Noninterest-earning assets:
Cash and due from banks	21,821			21,453
All other assets (3)	34,292			37,632
TOTAL	$1,158,933			$1,005,754

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$5,234	0.04%	$1	$6,694	0.06%	$2
Money market and savings	296,866	0.28%	406	322,797	0.27%	432
Time	32,075	0.36%	58	39,692	0.68%	134
Other	39,670	2.85%	563	22,951	5.44%	619
Total interest-bearing liabilities	373,845	0.55%	1,028	392,134	0.61%	1,187

Noninterest-bearing liabilities:
Demand deposits	636,471			470,369
Accrued expenses and other liabilities	14,461			13,918
Shareholders' equity	134,156			129,333
TOTAL	$1,158,933			$1,005,754

Net interest income and margin		5.36%	$29,387		4.86%	$22,824

(1)	Loan fee amortization of $4.1 million and $2.8 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $18.9 million and $16.2 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED CREDIT DATA (UNAUDITED)

(Dollars in Thousands)

	06/30/12	03/31/12	12/31/11	09/30/11	06/30/11

ALLOWANCE FOR CREDIT LOSSES
Balance, beginning of period	$19,304	$18,540	$18,292	$16,872	$15,171
Provision for credit losses, quarterly	500	1,750	600	1,250	-
Charge-offs, quarterly	(553)	(1,010)	(488)	(280)	(380)
Recoveries, quarterly	290	24	136	450	2,081
Balance, end of period	$19,541	$19,304	$18,540	$18,292	$16,872

NONPERFORMING ASSETS
Loans accounted for on a non-accrual basis	$9,211	$8,891	$11,840	$12,146	$12,627
Loans with principal or interest contractually past
due 90 days or more and still accruing interest	-	-	-	-	-
Nonperforming loans	9,211	8,891	11,840	12,146	12,627
Other real estate owned	3,125	4,150	4,126	9,255	9,661
Nonperforming assets	$12,336	$13,041	$15,966	$21,401	$22,288

Loans restructured and in compliance with
modified terms	11,272	9,927	10,677	10,569	4,926
Nonperforming assets and restructured loans	$23,608	$22,968	$26,643	$31,970	$27,214

Nonperforming Loans by Asset Type:
Commercial	$232	$257	$798	$1,235	$1,262
SBA	2,162	1,011	2,110	714	643
Construction	-	-	-	-	-
Land	31	498	540	583	638
Other real estate	5,977	6,067	6,184	7,006	7,370
Factoring and asset-based lending	809	1,058	2,208	2,608	2,714
Nonperforming loans	$9,211	$8,891	$11,840	$12,146	$12,627

ASSET QUALITY
Allowance for credit losses / gross loans	2.30%	2.36%	2.43%	2.54%	2.58%
Allowance for credit losses / nonperforming loans	212.15%	217.12%	156.59%	150.60%	133.62%
Nonperforming assets / total assets	1.06%	1.12%	1.38%	1.96%	2.16%
Nonperforming loans / gross loans	1.08%	1.09%	1.55%	1.69%	1.93%
Net quarterly charge-offs / gross loans	0.03%	0.12%	0.05%	-0.02%	-0.26%